Exhibit 99.1

PEABODY ENERGY News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
October 22, 2012

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2012

•	Third quarter revenues of $2.1 billion lead to Adjusted EBITDA of $460 million

•	Diluted EPS from continuing operations totals $0.46; Adjusted Diluted EPS of $0.51

•	Australian volumes increase 39% over prior year and U.S. margins rise 8%

•	Targeting full-year Adjusted EBITDA of $1.75 billion to $1.85 billion and Adjusted Diluted EPS of $2.10 to $2.30

ST. LOUIS, Oct. 22 - Peabody Energy (NYSE: BTU) today reported third quarter 2012 revenues of $2.06 billion, leading to Adjusted EBITDA of $459.9 million. Income from continuing operations totaled $122.9 million, with diluted earnings per share from continuing operations of $0.46 and Adjusted Diluted EPS of $0.51.
“The Peabody team delivered strong third quarter results, as expanded U.S. margins, record Australian volumes and aggressive cost control largely offset price declines in Australia,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “Peabody remains focused on significant cost containment and capital discipline activities and expects to realize the benefit of these programs over the next year. While the global coal environment remains challenged, there are indications that markets are stabilizing through U.S. gas-to-coal switching, higher European coal-fueled generation and increased China infrastructure spending.”

RESULTS FROM CONTINUING OPERATIONS
Third quarter sales volumes rose 6 percent over the prior year to 66.6 million tons due to increases in the Australia and Trading and Brokerage segments. Australian revenues rose $147.3 million on a 39 percent increase in volumes from expansion projects and acquired operations that more than offset a 13 percent decline in realized pricing. Australian shipments reached a record 8.5 million tons, including 3.5 million tons of metallurgical coal and 3.2 million tons of seaborne thermal coal. U.S. revenues increased 1 percent over the prior year to $1.1 billion on higher Western U.S. shipments and greater realized pricing.

- More -

Adjusted EBITDA totaled $459.9 million compared with $508.5 million in the prior year. Australian mining Adjusted EBITDA of $221.4 million decreased from the prior year as higher volumes largely offset $160 million related to lower pricing in the third quarter. U.S. mining Adjusted EBITDA rose 7 percent to $347.4 million due to higher realized pricing and cost containment activities that drove an 8 percent increase in margin per ton. Trading and Brokerage contributions totaled $35.7 million compared to $57.4 million in the prior year due largely to lower realized margins on export volumes.
Operating profit for the quarter totaled $266.5 million, driving operating cash flows of $616.0 million and an ending cash balance of $648.0 million.
Income from continuing operations totaled $172.2 million compared with $330.4 million in the prior year. Results were affected by Adjusted EBITDA changes discussed above as well as higher interest expense and depreciation, depletion and amortization related to the October 2011 acquisition of Macarthur Coal. Adjusted Income from Continuing Operations totaled $136.5 million. Diluted earnings per share totaled $0.46 while Adjusted Diluted EPS totaled $0.51. During the quarter, the company closed the Air Quality Mine in Indiana, resulting in after-tax non-cash charges of approximately $75 million ($0.28 per share) recorded within discontinued operations.

Summary of Adjusted Income from Continuing Operations and Adjusted Diluted EPS (Unaudited)

	Quarter Ended		Nine Months Ended
(Dollars in Millions, Except Per Share Data)	Sept.	Sept.	Sept.	Sept.
	2012	2011	2012	2011

Income from Continuing Operations, Net of
Income Taxes	$122.9	$291.2	$520.4	$791.3
Remeasurement Expense Related to
Foreign Income Tax Accounts	13.6	(38.7)	8.7	(16.9)
Adjusted Income from Continuing Operations (1)	$136.5	$252.5	$529.1	$774.4

Diluted EPS from Continuing Operations	$0.46	$1.04	$1.89	$2.84
Remeasurement Expense Related to
Foreign Income Tax Accounts	0.05	(0.14)	0.03	(0.06)
Adjusted Diluted EPS (1)	$0.51	$0.90	$1.92	$2.78

(1) Represents non-GAAP financial measures defined at the end of this release and illustrated in the reconciliation of
Adjusted EBITDA and Adjusted Income from Continuing Operations tables after this release.
GLOBAL COAL MARKETS AND PEABODY'S POSITION
“Global macroeconomic conditions continue to be constrained due to the sluggish U.S. economy, European recession and decelerating China growth,” said Boyce. “At the same time, we are seeing record global coal imports, increasing coal generation, and improving U.S. coal consumption from higher natural gas prices.”

- More -

Within global coal markets:

•
Metallurgical and thermal coal prices have been impacted by lower than expected global GDP, generation and steel demand, leading to a widespread supply response. In addition to production cutbacks in China, market conditions have driven reductions in the United States, South Africa, Australia and Indonesia.

•
China's coal imports remained strong in the third quarter to serve coastal demand, despite softening underlying demand in China. China's net coal imports year to date have risen more than 60 million tonnes over prior-year levels, and imports from Australia have more than doubled. China's steel production has begun to increase in October. China continues to close small, inefficient thermal and metallurgical coal mines and, in recent months, coal rail deliveries are approximately 12 percent below prior-year levels.

•
Europe has continued to increase coal-fueled generation given high-cost global natural gas and declining nuclear generation. Despite ongoing recession in Europe, year-to-date coal generation has risen 14 percent over prior-year levels, led by increases in the United Kingdom, Spain, France, Germany and Italy.

•	India thermal coal imports have risen 15 percent year to date and reached 10 million tonnes in August, with the country on pace to set a new import record this year.

•	Japan's coal generation is up 26 percent year to date as high natural gas prices continue to make coal-fueled generation attractive and nuclear utilization continues to remain low.

Peabody projects global seaborne thermal coal demand will rise by approximately 100 million tonnes in 2012 to 900 million tonnes, with continued increases in 2013. Anticipated global economic growth and China's infrastructure spending should lead to global seaborne metallurgical coal demand growth of 10 to 15 percent in 2013, and Wood Mackenzie projects coal to overtake oil as the world's largest energy source in 2013 as global coal demand further increases next year.
Regarding Peabody's Australia platform, the company is settling its available fourth quarter metallurgical coal contracts largely in line with benchmark settlements of $170 per tonne for high quality hard coking coal and $125 per tonne for low-vol PCI. The company continues to target 2012 metallurgical coal sales of 13 to 14 million tons and seaborne thermal coal sales of 11 to 12 million tons. Peabody now targets 2012 Australia sales of 31 to 33 million tons compared with 2011 sales of 25 million tons.

-More-

U.S. COAL MARKETS AND PEABODY'S POSITION
U.S. coal demand rose sharply in the third quarter given higher natural gas prices and a 22 percent rise in cooling degree days over the long-term average, which led to an increase in coal's market share of U.S. electricity from the low 30 percent range during the second quarter to 39 percent in September.
Peabody projects U.S. coal demand will decline approximately 120 million tons in 2012, the vast majority of which has already occurred. Natural gas prices have nearly doubled from their yearly lows to more than $3.50 per mmBtu, resulting in greater generation from plants using Powder River and Illinois Basin coal. Peabody believes that PRB coal is competitive in most plants at natural gas prices of $2.50 to $2.75 per mmBtu, and Illinois Basin is competitive at $3.25 to $3.50 per mmBtu.
Year-to-date U.S. coal-fueled generation reflects the ongoing shift in demand from Appalachia to Midwestern and Western regions. Generation by plants using Central Appalachian coal is down nearly 40 percent year to date, while coal-fueled generation in the rest of the United States is down just over 10 percent. Peabody estimates that third quarter U.S. coal stockpiles fell almost 70 percent more than the five-year average due to improved demand. Coal stockpiles among PRB coal plants are at the lowest levels among U.S. coal regions on a days-use basis.
Peabody projects a rebound in U.S. coal demand in 2013 as higher natural gas prices increase Powder River Basin and Illinois Basin coal consumption. The U.S. Energy Information Administration now projects U.S. coal consumption to rise by more than 40 million tons in 2013.
Peabody's projected 2012 U.S. production remains fully contracted, and 2013 U.S. production is 80 to 85 percent priced based on targeted current-year volumes.

CAPITAL AND OPERATIONAL UPDATE
Peabody continues to aggressively manage its cost structure at all levels of the business. During the third quarter, year-over-year operating costs per ton decreased in both the U.S. and Australia. The company has also identified approximately $100 million of annual overhead and other cost savings primarily through workforce reductions, lower outside services spending and elimination of contractors across its global platform.
Third quarter capital investments totaled $308.4 million, and the company has reduced the midpoint of its 2012 capital targets by $250 million since the start of the year to $1.0 to $1.1 billion in response to the current global environment. Cost reductions also relate to deferred project work that will lead to 2013 capital targets meaningfully below 2012 levels.
Peabody is completing several late-stage projects in Australia, while deferring new and early stage development projects to reduce capital requirements and reassess project timing.

- More -

Projects advancing in Australia include:

•
The conversion to owner-operator status at the Wilpinjong and Millennium mines, which remains on target for completion in April 2013, and will result in cost savings at the operations. Upon completion, approximately 75 percent of Peabody's Australia production will be owner operated. In early October, employees at Millennium overwhelmingly accepted a new workplace agreement that supports the owner-operator transition. Employees at Wilpinjong had previously accepted a new workplace agreement in the second quarter.

•	The Metropolitan Mine modernization, which is advancing to upgrade facilities, improve productivity and lower costs.

•	The Burton Mine extension and expansion, which is nearing completion with increased production expected in the fourth quarter.

•	The installation of top coal caving technology and prep plant upgrades at the North Goonyella high-quality met coal mine, which is expected to be completed by late 2013.

•	The extension of mine life at the Eaglefield high-quality met coal mine through a co-development agreement.
Peabody is also continuing corrective actions at the acquired Coppabella and Moorvale mines, with improvements expected to be largely completed this year.

OUTLOOK
Peabody is targeting 2012 Adjusted EBITDA of $1.75 billion to $1.85 billion and Adjusted Diluted EPS of $2.10 to $2.30, including the $0.22 net tax benefit recorded in the second quarter relating to the integration of acquired assets. Factors affecting results include two fourth quarter longwall moves, lower volumes in the United States as well as lower average realized pricing and higher royalty rates in Australia.
Total sales for 2012 are targeted at 240 to 250 million tons, including Australian sales of 31 to 33 million tons, 188 to 192 million tons from the United States and the remainder from Trading and Brokerage activities.
Peabody Energy is the world's largest private-sector coal company and a global leader in sustainable mining and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and CoalCanDoThat.com.

-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of October 22, 2012. These factors are difficult to accurately predict and may be beyond the company's control. The company does not undertake to update its forward-looking statements. Factors that could affect the company's results include, but are not limited to: global demand for coal, including the seaborne thermal and metallurgical coal markets; price volatility, particularly in higher-margin products and in our trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; integration of the acquired Macarthur Coal (Peabody Energy Australia PCI) operations; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; availability, access to and related cost of capital and financial markets; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental and mine safety requirements; changes in income tax regulations or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company's reports filed with the Securities and Exchange Commission (SEC).

Included in our release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations. We have defined below the non-GAAP financial measures that we use and have included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization, and amortization of basis difference associated with equity method investments.  Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles.  Management uses Adjusted EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company's ability to meet debt service and capital expenditure requirements.

Adjusted Income from Continuing Operations and Adjusted Diluted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts. Management has included these measures because, in management's opinion, excluding such impact is a better indicator of the company's ongoing effective tax rate and diluted earnings per share, and is therefore more useful in comparing the company's results with prior and future periods.

Condensed Consolidated Statements of Income (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2012 and 2011

(Dollars in Millions, Except Per Share Data)
	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2012	2011	2012	2011

Tons Sold (In Millions)	66.6	62.9	185.2	181.3

Revenues	$2,058.8	$1,980.6	$6,060.6	$5,666.1
Operating Costs and Expenses	1,509.0	1,399.4	4,396.8	3,958.7
Depreciation, Depletion and Amortization	172.5	108.4	470.7	317.6
Asset Retirement Obligation Expense	21.1	14.6	53.3	43.3
Selling and Administrative Expenses	68.7	71.2	202.4	191.4
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(0.2)	(1.7)	(7.6)	(31.4)
Loss from Equity Affiliates:
Results of Operations	21.4	3.2	47.5	9.0
Amortization of Basis Difference	(0.2)	—	3.0	—
Loss from Equity Affiliates	21.2	3.2	50.5	9.0
Operating Profit	266.5	385.5	894.5	1,177.5
Interest Income	(5.1)	(4.1)	(19.7)	(11.7)
Interest Expense	99.4	59.2	308.3	159.1
Income from Continuing Operations Before Income Taxes	172.2	330.4	605.9	1,030.1
Income Tax Provision:
Provision	35.7	77.9	76.8	255.7
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	13.6	(38.7)	8.7	(16.9)
Income Tax Provision	49.3	39.2	85.5	238.8
Income from Continuing Operations, Net of Income Taxes	122.9	291.2	520.4	791.3
Loss from Discontinued Operations, Net of Income Taxes	(81.3)	(9.7)	(92.7)	(38.9)
Net Income	41.6	281.5	427.7	752.4
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(1.3)	7.4	7.4	17.0
Net Income Attributable to Common Stockholders	$42.9	$274.1	$420.3	$735.4

Diluted EPS (1):
Income (Loss) Attributable to Common Stockholders:
Continuing Operations (2)	$0.46	$1.04	$1.89	$2.84
Discontinued Operations	(0.30)	(0.04)	(0.34)	(0.13)
Net Income Attributable to Common Stockholders	$0.16	$1.00	$1.55	$2.71

Adjusted EBITDA	$459.9	$508.5	$1,421.5	$1,538.4

Adjusted Diluted EPS (1):
Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.46	$1.04	$1.89	$2.84
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	0.05	(0.14)	0.03	(0.06)
Adjusted Income from Continuing Operations	$0.51	$0.90	$1.92	$2.78

(1)
Weighted average diluted shares outstanding were 266.8 million and 270.6 million for the three months ended Sept. 30, 2012 and 2011, respectively and 269.2 and 270.5 million for the nine months ended Sept. 30, 2012 and 2011, respectively. We compute EPS using a two-class method using an earnings allocation method that determines EPS separately for common stock and participating securities. As a result, it may not be possible to recalculate EPS as presented in our condensed consolidated statements of income. For the three and nine months ended Sept. 30, 2012 and 2011, there was no dilutive impact of our Convertible Junior Subordinated Debentures on diluted EPS.

(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2012 and 2011

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2012	2011	2012	2011

Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$1,139.2	$1,127.0	$3,263.6	$3,149.8
Australian Mining Operations	866.0	718.7	2,605.0	2,155.3
Trading and Brokerage Operations	45.6	131.5	173.7	329.5
Other	8.0	3.4	18.3	31.5
Total	$2,058.8	$1,980.6	$6,060.6	$5,666.1

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	7.0	7.6	20.5	21.5
Western U.S. Mining Operations	44.0	43.7	124.4	127.2
Australian Mining Operations	8.5	6.1	23.3	18.2
Trading and Brokerage Operations	7.1	5.5	17.0	14.4
Total (1)	66.6	62.9	185.2	181.3

Revenues per Ton - Mining Operations
Midwestern U.S.	$51.00	$48.79	$51.25	$47.69
Western U.S.	17.81	17.38	17.80	16.71
Total - U.S.	22.35	21.99	22.53	21.18
Australia	101.85	117.57	111.84	117.61

Operating Costs per Ton - Mining Operations (2)
Midwestern U.S.	$36.16	$34.83	$35.76	$34.07
Western U.S.	12.27	12.37	12.85	12.52
Total - U.S.	15.54	15.67	16.09	15.63
Australia	75.77	77.32	79.32	71.11

Gross Margin per Ton - Mining Operations (2)
Midwestern U.S.	$14.84	$13.95	$15.49	$13.62
Western U.S.	5.54	5.01	4.95	4.19
Total - U.S.	6.81	6.32	6.44	5.55
Australia	26.08	40.25	32.52	46.50

Operating Profit per Ton	$4.00	$6.11	$4.83	$6.49

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
(Dollars in Millions)	2012	2011	2012	2011

Adjusted EBITDA - U.S. Mining Operations	$347.4	$324.1	$933.7	$825.0
Adjusted EBITDA - Australian Mining Operations	221.4	246.1	757.4	852.2
Adjusted EBITDA - Trading and Brokerage Operations	35.7	57.4	109.2	134.6
Adjusted EBITDA - Resource Management (3)	(0.4)	0.2	2.3	25.9
Selling and Administrative Expenses	(68.7)	(71.2)	(202.4)	(191.4)
Other Operating Costs, Net (4)	(75.5)	(48.1)	(178.7)	(107.9)
Adjusted EBITDA	459.9	508.5	1,421.5	1,538.4
Depreciation, Depletion and Amortization	(172.5)	(108.4)	(470.7)	(317.6)
Asset Retirement Obligation Expense	(21.1)	(14.6)	(53.3)	(43.3)
Amortization of Basis Difference Related to Equity Affiliates	0.2	—	(3.0)	—
Operating Profit	266.5	385.5	894.5	1,177.5
Operating Cash Flows	616.0	574.9	1,291.5	1,190.5
Coal Reserve Lease Expenditures	158.7	42.4	247.9	42.4
Capital Expenditures	308.4	246.2	741.5	583.2

(1)
Metallurgical coal sales totaled 3.5 million and 1.6 million tons for the three months ended Sept. 30, 2012 and 2011, respectively and 10.0 million and 6.9 million for the nine months ended Sept. 30, 2012 and 2011, respectively.

(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(4)	Includes Generation Development and Btu Conversion costs, costs associated with post-mining activities, (income) losses from equity interests and provisions for certain litigation.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
Sept. 30, 2012 and Dec. 31, 2011

(Dollars in Millions)
	(Unaudited)
	Sept. 30, 2012	Dec. 31, 2011
Cash and Cash Equivalents	$648.0	$799.1
Receivables, Net	682.2	922.5
Inventories	554.9	444.4
Assets from Coal Trading Activities, Net	56.2	44.6
Deferred Income Taxes	15.8	27.3
Other Current Assets	697.6	768.0
Total Current Assets	2,654.7	3,005.9
Net Property, Plant, Equipment and Mine Development	12,511.1	11,251.6
Investments and Other Assets	1,684.6	2,475.5
Total Assets	$16,850.4	$16,733.0

Current Maturities of Debt	$124.8	$101.1
Liabilities from Coal Trading Activities, Net	19.9	10.3
Accounts Payable and Accruals	1,645.1	1,712.3
Total Current Liabilities	1,789.8	1,823.7
Long-Term Debt	6,238.3	6,556.4
Deferred Income Taxes	385.0	523.2
Other Long-Term Liabilities	2,460.3	2,313.9
Total Liabilities	10,873.4	11,217.2
Stockholders' Equity	5,977.0	5,515.8
Total Liabilities and Stockholders' Equity	$16,850.4	$16,733.0

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Reconciliation of Adjusted EBITDA and Adjusted Income from Continuing Operations to Income from Continuing Operations, Net of Income Taxes (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2012 and 2011

(Dollars in Millions)	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2012	2011	2012	2011

Adjusted EBITDA	$459.9	$508.5	$1,421.5	$1,538.4
Depreciation, Depletion and Amortization	172.5	108.4	470.7	317.6
Asset Retirement Obligation Expenses	21.1	14.6	53.3	43.3
Amortization of Basis Difference Related to Equity Affiliates	(0.2)	—	3.0	—
Interest Income	(5.1)	(4.1)	(19.7)	(11.7)
Interest Expense	99.4	59.2	308.3	159.1
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	35.7	77.9	76.8	255.7
Adjusted Income from Continuing Operations (1)	136.5	252.5	529.1	774.4
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	13.6	(38.7)	8.7	(16.9)

Income from Continuing Operations, Net of Income Taxes	$122.9	$291.2	$520.4	$791.3

Net (Loss) Income Attributable to Noncontrolling Interests	$(1.3)	$7.4	$7.4	$17.0

Reconciliation of Adjusted EBITDA and Adjusted Income from Continuing Operations to Income from Continuing Operations, Net of Income Taxes - Targets for the Year Ending December 31, 2012 (Unaudited)

(Dollars in Millions)	Year Ending
	December 31, 2012
	Targeted Results
	Low	High

Adjusted EBITDA	$1,750	$1,850
Depreciation, Depletion and Amortization	637	663
Asset Retirement Obligation Expenses	68	65
Interest Income	(26)	(27)
Interest Expense	411	408
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	81	104
Adjusted Income from Continuing Operations (1)	579	637
Remeasurement Expense Related to Foreign Income Tax Accounts	9	9
Income from Continuing Operations, Net of Income Taxes	$570	$628

Net Income Attributable to Noncontrolling Interests	$10	$12

Adjusted Diluted EPS:
Adjusted Income from Continuing Operations:
Continuing Operations (2)	$2.07	$2.27
Remeasurement Expense Related to Foreign Income Tax Accounts	0.03	0.03
Adjusted Income from Continuing Operations	$2.10	$2.30

(1)	In order to arrive at the numerator used to calculate adjusted diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.